Power Pool OF ALBERTA

McFarlane Tower
1800, 700 – 4 Ave SW
Calgary, Alta T2P 3J4

Bus: (403) 543 0380
Fax: (403) 543 0388

Website:
www.powerpool.ab.ca

APPROVED
JAN 2 1 2000
BY:______________

January 17, 2000

By Fax & Mail: (250) 717-3708

Autumn Independent Power Corp.
1004 – 1708 Dolphin Avenue
Kelowna, B.C.
V1Y 9S4

Attention: Nick Colvin, C.O.O.

RE: Participation in the Power Pool of Alberta File: 3321

This letter is to advise that your application to become a participant in the Power Pool of Alberta has been approved by the Power Pool Administrator on January 18, 2000.

Enclosed is an executed copy of the Agreement for your records. An information package on how to bid/offer into the Pool will be forwarded shortly.

Yours truly,

POWER POOL OF ALBERTA

L. A. Wilson

L. A. Wilson
Chief Executive Officer

Enclosure

Power Pool of Alberta
Participant Agreement

This Agreement is made as of the ______ day of December, 1999 between:[b]

AUTUMN INDEPENDENT POWER CORPORATION, having an office at
(name of Participant)

1004-1708 Dolphin Ave, Kelowna , BC V1Y 9S4
(address)

(the "Participant")

- and -

Power Pool Council, carrying out the power pool administration function under an appointment made pursuant to section 9 (1) (b) of the Electric Utilities Act (Alberta)

(the "Pool Administrator")

Whereas:

1. The Participant is an eligible person for purposes of the Electric Utilities Act (Alberta) (the "Act"); and

2. The Participant wishes to exchange electric energy through the Power Pool on terms which conform to the Pool Rules from time to time and are otherwise in conformity with the Act.

Article 1
Interpretation

1.1 **Definitions**

a. Terms and expressions defined in the Act or in the Pool Rules shall have those meanings when used herein.

b. "Pool Rules" shall mean the Power Pool of Alberta Rules established pursuant to section 9 (1) (a) of the Act, as they same may be amended from time to time as contemplated by Rule 2.2 of the Pool Rules, together with such schedules thereto and the Pool Code and any such other ancillary operating codes or specifications which may be adopted by the Power Pool Council from time to time as part of the Pool Rules.

Article 2
Agreement to be Bound by Pool Rules

.1 **Covenant of Participant**

The Participant agrees that:

a. the Pool Rules constitute the authorized code of rules governing the operation of the Power Pool, including rules in respect of membership criteria, bidding, settlement, prudential requirements for participants, information reporting requirements and confidentiality restrictions;

Schedule 2, line 1 revised, effective April 1, 1999

b. it will abide by, and will perform all of its obligations under the Pool Rules in respect of all matters set forth therein including, without limitation, all matters relating to exchanges of electric energy by it through the Power Pool, ongoing obligations in respect of bidding and financial settlement any adjustments in respect thereof and all ongoing obligations including those relating to prudential requirements, confidentiality and dispute resolution; and

c. its status as Participant is at all times subject to the Pool Rules, and, in particular, that its participation in the Power Pool may be terminated in accordance with the Pool Rules.

2.2 **Acknowledgment re Limitation of Liability**

The Participant acknowledges and accepts the limitation of liability of the Power Pool Council, the Pool Administrator, the System Controller, Participants in the Power Pool of Alberta and other persons as set forth in the Pool Rules.

2.3 **No Waiver or Abrogation of Remedies**

Nothing in Section 2.1 or Section 2.2 shall constitute a waiver by the Participant of or an abrogation of any right or remedy available to the Participant at law or in equity to see such changes to the Pool Rules or any other determination in respect of the just and reasonable operation of the Power Pool

Article 3
<u>Term</u>

3.1 Term

This Agreement shall commence on the date the Participant is registered as a Participant in the Power Pool of Alberta and shall terminate on December 31 of the same year in which the Participant was so registered. Thereafter, unless terminated in accordance with the Pool Rules, this Agreement is renewable for succeeding terms of one calendar year each in accordance with the renewal provisions of the Pool Rules and upon payment of such annual or other fees as may be required therein.

Article 4
<u>General</u>

.1 **No Assignment; Successors**

This Agreement shall not be assignable by the Participant. This Agreement may endure to the benefit of and be binding on the successors at law of the Participant through amalgamation or reorganization (if the Participant is a corporation), provided that the Council reserves the right to approve or reject any successor as a participant for purposes of this Agreement in accordance with the eligibility requirements for participants set forth in the Pool Rules.

2 **Partial Invalidity**

If any provision of this Agreement, or the application of such provision to any persons, circumstance or transaction, shall be held invalid, the remainder of this Agreement, or the application of such provision to other persons or circumstances or transactions, shall not be affected thereby.

.3 **Further Assurances**

The parties shall execute and deliver all documents, provide all information and take or refrain from taking all actions necessary or appropriate to achieve the purposes hereof, and shall do all such things as may be required from time to time by the Power Pool Council or the Pool Rules.

.4 **Representations and Warranties**

The Participant represents and warrants as follows:

a. the statements made by the Participant in the Participant Application Registration Form submitted by it to the Pool Administrator are true and correct; and

b. the Participant has all requisite power, authority and capacity and has received all necessary authorizations enabling it to execute and deliver this Agreement and to perform all obligations required of it by the Pool Rules.

.5 All notices, communications, requests or other statements (collectively "Notices") given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand or sent by facsimile number shown opposite its signature below. Any such Notice shall be effective on the date delivered or sent, as the case may be, unless delivered or sent other than on a business day or after 5:00 p.m. at the place of delivery or receipt in which case it shall be effective on the next business day.

IN WITNESS WHEREOF this Agreement has been executed as of the date first above written.

lotice Address:

AUTUMN INDEPENDENT POWER CORP.
1004 – 1708 Dolphin Ave
Kelowna, BC V1Y 9S4

• (Participant)

ttn.: • Nick Colvin

Per: [signature]

ax: • (250) 717 -3708

Per:

POOL ADMINISTRATOR

ttn.: •

Per: [signature]

ax: •

ev 1/ December 18, 1995